Exhibit 3.1

White River Energy Corp

First Amendment to the Amended and Restated Bylaws

Article IV. Officers, Section 4.01 Executive Officers; Election; Qualifications; Term of Office; Resignation; Removal; Vacancies and 4.02 Duties are hereby amended to delete the position of Executive Chairman.

Effective July 1, 2023